Exhibit 99.1

Jerry W. Pinkerton and E. Thomas Corcoran join Animal Health International’s Board of Directors .

WESTLAKE, TX, May 8, 2008 – Animal Health International, Inc. (Nasdaq: AHII) announced that Jerry W. Pinkerton and E. Thomas Corcoran were elected as independent directors to the Board of Directors of Animal Health International (hereinafter referred to as “AHI” or the “Company”) on May 7, 2008.  Mr. Pinkerton will also serve on the Audit Committee of the Board of Directors, and Mr. Corcoran will serve on the Compensation Committee of the Board of Directors.

Jim Robison, AHI’s Chief Executive Officer commented:

“We are pleased to welcome both Jerry and Tom to AHI’s Board of Directors.  Jerry has an extensive background in both financial management and public accounting.  Tom will provide us a broad perspective on the global animal health market from his experience in running Fort Dodge Animal Health for a number of years.  We look forward to working with both Jerry and Tom as members of AHI’s Board of Directors.”

Jerry W. Pinkerton is the former Controller of TXU Corp, an energy services company, and former Vice President and Chief Accounting Officer of Enserch Corporation/Lone Star Gas Company, a diversified energy company.  Prior to joining Enserch, Mr. Pinkerton served as an auditor for 26 years with Deloitte & Touche, LLP (formerly Deloitte Haskins & Sells), including 15 years as an audit partner.  Mr. Pinkerton also sits on the Board of Directors of Holly Energy Partners, L.P., where he serves as the chairman of Holly’s Audit Committee.

Mr. Corcoran is the former president of Fort Dodge Animal Health, a division of Wyeth.  Mr. Corcoran is the immediate past Chairman of the Executive Committee and the Board of Directors of the Animal Health Institute, the trade association for animal health product manufacturers.  Prior to his distinguished career in animal health, Mr. Corcoran spent 15 years in various sales, marketing and leadership roles with Diamond Shamrock Corporation.  Mr. Cocoran has received lifetime achievement awards from both Animal Pharm, as well as the American Veterinary Distributor Association.

About Animal Health International, Inc.:

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada.  The Company’s subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 65,000 customers, including veterinarians, production animal operators, and animal health product retailers.  Products the Company’s subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies.  The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

Contact:	Animal Health International, Inc.
Damian Olthoff
817-859-3000

SOURCE:	Animal Health International, Inc.
05/08/2008